Exhibit 3.1
ROSS MILLER
Secretary of State
204 North Carson Street, Suite 1
Carson City, Nevada 89701-4520
(775) 684-5708
Website: www.nvsos.gov

	Filed in the office of Ross Miller	Document Number 20110532110-56
Filing Date and Time 07/19/2011 4:09 PM
Certificate of Designation	Secretary of State State of Nevada	Entity Number E0701642007-5
(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For
Nevada Profit Corporations
(Pursuant to NRS 78.1955)

1. Name of corporation:
SF BLU VU, INC.

2.  By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

RESOLVED, that .a special class of preferred stock of the Corporation be and are hereby created out of the Ten Million (10,000,000) shares of preferred stock available for issuance, such series to be designed as Series A Preferred Stock, consisting of One Million (1,000,000) shares, of which the preferences and ,relative rights and qualifications, limitations or restrictions thereof (in addition to those set forth in the Corporation's Certificate of Incorporation), shall be as stated on the following pages.

3. Effective date of filing: (optional)
(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X /s/ Richard O. Weed
Signature of Officer Richard O. Weed, President

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	Nevada Secretary of State Stock Designation
Revised: 3-6-09

CERTIFICATE OF DESIGNATIONS, PREFERENCES, AND RIGHTS

OF THE

SERIES A CONVERTIBLE PREFERRED STOCK

OF

SF BLU VU, INC.

SF Blu Vu, Inc., a corporation organized under the and existing under the laws of Nevada (the "Corporation"),

DOES HEREBY CERTIFY:

The Corporation's Articles of Incorporation authorizes Ten Million (10,000,000) shares of $.0001 par value preferred stock and states the board by resolution only and without further action or approval, may cause the Corporation to issue one or more classes or one or more series of preferred stock within any class thereof and which classes or series may have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the board of directors, and to fix the number of shares constituting any classes or series and to increase or decrease the number of shares of any such class or series.

NOW THEREFORE pursuant to the authority contained in the Articles of Incorporation, and in accordance with the provisions of the applicable law of Nevada, the Corporation's directors on July 19, 2011 have duly adopted the following resolutions determining the Designations, Rights and Preferences of a special class of its authorized Preferred Stock, herein designated as Series A Preferred Stock.

RESOLVED, that a special class of preferred stock of the Corporation be and are hereby created out of the Ten Million (10,000,000) shares of preferred stock available for issuance, such series to be designed as Series A Preferred Stock, consisting of One Million (1,000,000) shares, of which the preferences and relative rights and qualifications, limitations or restrictions thereof (in addition to those set forth in the Corporation's Certificate of Incorporation), shall be as stated below:

The powers, preferences and rights granted to the Series A Preferred (as defined below) or the holders thereof are as follows:

Designation and Rank. The series of Preferred Stock shall be designated the "Series A Preferred Stock" (the "Series A Preferred") and shall consist of One Million (1,000,000) shares. The Series A Preferred shall be senior to the common stock and all other shares of Preferred Stock that may be later authorized.

Voting, Liquidation, Dividends, and Redemption. Each outstanding share of Series A Preferred Stock shall have one thousand (1,000) votes on all matters submitted to the stockholders of the Corporation and shall vote with the common stock on all matters. The Series A Preferred voting separately as a class shall have the right to elect three persons to serve on the Corporation's board of directors. The shares of Series A Preferred shall (i) not have a liquidation preference; (ii) not accrue, earn, or participate in any dividends; and (iii) not be subject to redemption by the Corporation.

Conversion. After December 31, 2012, each outstanding share of Series A Preferred Stock may be converted, at the option of the owner, into fifty (50) shares of the Corporation's common stock; provided however, that no conversion shall be permitted unless (i) the Corporation's common stock is quoted for public trading in the United States or other international securities market and (ii) the Corporation's market capitalization (i.e., the number of issued and outstanding shares of common stock multiplied by the daily closing price) has exceeded Fifty Million Dollars ($50,000,000) for 90 consecutive trading days.

Covenants.

In addition to any other rights provided by law, the Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of ninety percent (90%) of the outstanding shares of Series A Preferred, do any of the following:

•
take any action which would either alter, change or affect the rights, preferences, privileges or restrictions of the Series A Preferred or increase the number of shares of such series authorized hereby or designate any other series of Preferred Stock;

•	increase the size of any equity incentive plan(s) or arrangements;

•	make fundamental changes to the business of the Corporation;

•	make any changes to the terms of the Series A Preferred or to the Corporation's Articles of Incorporation or Bylaws, including by designation of any stock;

•
create any new class of shares having preferences over or being on a parity with the Series A Preferred as to dividends or assets, unless the purpose of creation of such class is, and the proceeds to be derived from the sale and issuance thereof are to be used for, the retirement of all Series A Preferred then outstanding;

•	make any change in the number of authorized directors, currently five (5);

•	repurchase any of the Corporation's Common Stock;

•
sell, convey or otherwise dispose of, or create or incur any mortgage, lien, charge or encumbrance on or security interest in or pledge of, or sell and leaseback, all or substantially all of the property or business of the Corporation or more than 50% of the stock of the Corporation;

•	make any payment of dividends or other distributions or any redemption or repurchase of stock or options or warrants to purchase stock of the Corporation; or

•	make any sales of additional Preferred Stock.

Reissuance. No share or shares of Series A Preferred acquired by the Corporation by reason of conversion or otherwise shall be reissued as Series A Preferred, and all such shares thereafter shall be returned to the status of undesignated and unissued shares of Preferred Stock of the Corporation.

The undersigned being the President and Secretary of the Corporation hereby declares under penalty of perjury that the foregoing is a true and correct copy of the Certificate of Designation of the Rights and Preferences of the Series A Preferred Stock of SF Blu Vu, Inc.. duly adopted by the Board of Directors of the Corporation on July 19, 2011.

By:	/s/ Richard O. Weed
Name: Richard O. Weed
Title: President & Secretary

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